AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 2009

File No. 811-21638

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒

AMENDMENT No. 14

JPMORGAN INSTITUTIONAL TRUST

(Exact Name of Registrant as Specified in Charter)

245 Park Avenue

New York, New York 10167

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code (212) 837-2524

Frank J. Nasta, Esq.

JPMorgan Chase & Co.

245 Park Avenue

New York, New York 10167

(Name and Address of Agent for Service)

Copies to:

Jessica K. Ditullio, Esq. JPMorgan Chase & Co. 1111 Polaris Parkway, Mail Code OH1-0152 Columbus, Ohio 43240

EXPLANATORY NOTE

This Amendment is filed by JPMorgan Institutional Trust (the “Registrant”). This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, shares of beneficial interest in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), because such shares are issued solely in private placement transactions that do not involve a “public offering” within the meaning of Section 4(2) of the Securities Act. The shares have not been registered under any state securities laws in reliance upon various exemptions provided by those laws. Investments in the shares of the Registrant may be made only by “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any shares of the Registrant.

Part A & B

This filing supplements the Confidential Offering Memorandum and Confidential Offering Memorandum Supplement of the Registrant dated June 26, 2009 and filed as Amendment No. 12, as supplemented by the Confidential Offering Memorandum Supplement dated October 2, 2009 and filed as Amendment 13 to the Registrant’s Registration Statement on Form N-1A (SEC File No. 811-21638).

JPMORGAN INSTITUTIONAL TRUST

JPMorgan Intermediate Bond Trust
JPMorgan Core Bond Trust
JPMorgan Equity Index Trust

Supplement dated November 10, 2009
to the Confidential Offering Memorandum dated June 26, 2009

The section entitled “Portfolio Holdings Disclosure” on page 23 of the Confidential Offering Memorandum is hereby deleted in its entirety and replaced with the following:

PORTFOLIO HOLDINGS DISCLOSURE AND AVAILABILITY OF FUND INFORMATION

No sooner than thirty days after the end of each month, each Fund will make available upon request a complete uncertified schedule of its portfolio holdings as of the last day of that month. Not later than sixty days after the end of each quarter, each Fund will make available a complete, certified schedule of its portfolio holdings as of the last day of that quarter. In addition to providing hard copies upon request, the Funds will post these quarterly schedules on the SEC’s EDGAR filing system at www.sec.gov.

In addition to information on portfolio holdings, no sooner than 10 days after month end, you may obtain a portfolio characteristics summary by calling your client relationship or client service manager.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT WITH THE
CONFIDENTIAL OFFERING MEMORANDUM FOR FUTURE REFERENCE

SUP-IT-COMS-1109

JPMORGAN INSTITUTIONAL TRUST

JPMORGAN INTERMEDIATE BOND TRUST
JPMORGAN CORE BOND TRUST
JPMORGAN EQUITY INDEX TRUST
(Each, a “Fund,” and collectively, the “Funds”)

Supplement dated November 10, 2009
to the Confidential Offering Memorandum Supplement
dated June 26, 2009 as supplemented

Effective immediately, the following section replaces the existing section entitled “Portfolio Holdings Disclosure” on page 81 of the Confidential Offering Memorandum Supplement.

Portfolio Holdings Disclosure

No sooner than thirty days after the end of each month, each Fund will make available upon request a complete, uncertified schedule of its portfolio holdings as of the last day of that month. Not later than sixty days after the end of each quarter, each Fund will make available a complete, certified schedule of its portfolio holdings as of the last day of that quarter. In addition to providing hard copies upon request, the Funds will post these quarterly schedules on the SEC’s website at www.sec.gov. Shareholders may request portfolio holdings schedules at no charge by contacting their client relationship or client service manager.

The Funds’ publicly available uncertified complete list of portfolio holdings information, as described above, may also be provided regularly pursuant to a standing request, such as on a monthly or quarterly basis, to (i) third party service providers, rating and ranking agencies, financial intermediaries, and affiliated persons of the Funds and (ii) clients of JPMIM or its affiliates that invest in the Funds or such clients’ consultants. No compensation or other consideration is received by the Funds or JPMIM, or any other person for these disclosures. A list of the entities that receive the Funds’ portfolio holdings information on such basis and the frequency with which it is provided to them is provided below:

All Funds
Lipper, Inc.	Monthly	30 days after month end
JPMorgan Core Bond Trust
College Access Foundation of California	Monthly	30 days after month end
Detroit Symphony Orchestra	Monthly	30 days after month end
New England Pension Consultants	Monthly	30 days after month end
Joint Commission on Accreditation of Healthcare Organizations	Quarterly	30 days after month end
JPMorgan Intermediate Bond Trust
Brunswick Corporation	Monthly	30 days after month end
JPMorgan Equity Index Trust
Detroit Symphony Orchestra	Monthly	30 days after month end
Sauer-Dan Foss	Quarterly	30 days after month end

In addition, certain service providers to the Funds or JPMIM, Administrator, or the Placement Agent may for legitimate business purposes receive the Funds’ portfolio holdings information earlier than 30 days after month end, such as rating and ranking agencies, pricing services, proxy voting service providers, accountants, attorneys, custodians, securities lending agents, consultants retained to assist in the drafting of management discussion of fund performance in shareholder reports, brokers in connection with Fund transactions and in providing price quotations, and transfer agents. These service providers include the following: The JPMorgan Chase Bank, N.A.; Financial Graphic Solutions, Inc.; Ropes & Gray, LLP ; Digital Publishing Solutions, Inc.; FT Interactive Data; Institutional Shareholder Services, Inc.; J.J. Kenny; Jeff Booth; and Morgan Stanley & Co. Other service providers

SUP-PHD-1109

(e.g., the Funds’ administrator) are identified elsewhere in the registration statement. In addition, when a Fund redeems a shareholder in kind, the shareholder generally receives its proportionate share of the Fund’s portfolio holdings and, therefore, the shareholder and its agent may receive such information earlier than 30 days after month end. Such holdings are released on conditions of confidentiality, which include appropriate trading prohibitions. “Conditions of confidentiality” include confidentiality terms included in written agreements, implied by the nature of the relationship (e.g., attorney-client relationship), or required by fiduciary or regulatory principles (e.g., custody services provided by financial institutions). Disclosure of a Fund’s portfolio securities as an exception to the Fund’s normal business practice requires the business unit proposing such exception to identify a legitimate business purpose for the disclosure and submit the proposal to the Fund’s Treasurer for approval following business and compliance review. Additionally, no compensation or other consideration is received by a Fund or JPMIM, or any other person for these disclosures. The Fund’s Trustees will review annually a list of such entities that have received such information, the frequency of such disclosures and the business purpose therefor. These procedures are designed to address conflicts of interest between the Fund’s shareholders on the one hand and JPMIM or any affiliated person of the Fund or such entities on the other hand by creating a structured review and approval process which seeks to ensure that disclosure of information about the Fund’s portfolio securities is in the best interests of the Fund’s shareholders. There can be no assurance, however that a Fund’s policies and procedures with respect to the disclosure of portfolio holdings information will prevent the misuse of such information by individuals or firms in possession of such information.

Portfolio holdings of each Fund will be disclosed on a quarterly basis on forms required to be filed with the SEC as follows: (i) portfolio holdings as of the end of each fiscal year will be filed as part of the annual report filed on Form N-CSR; (ii) portfolio holdings as of the end of the first and third fiscal quarters will be filed on Form N-Q; and (iii) portfolio holdings as of the end of the six month period will be filed as part of the semi-annual report filed on Form N-CSR. The Trust’s Form N-CSRs and Form N-Qs will be available on the SEC’s website at www.sec.gov.

Finally, the Funds release information concerning any and all portfolio holdings when required by law. Such releases may include providing information concerning holdings of a specific security to the issuer of such security. In addition to information on portfolio holdings, no sooner than 10 days after month end, you may obtain a portfolio characteristics summary by calling your client relationship or client service manager. In addition, no sooner than 15 days after month end, you may obtain an attribution analysis report by calling your client relationship or client service manager.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT
WITH THE CONFIDENTIAL OFFERING MEMORANDUM SUPPLEMENT
FOR FUTURE REFERENCE

PART C: OTHER INFORMATION

Item 23. Exhibits

Exhibits filed pursuant to Form N-1A:

(a) (1) Certificate of Trust is incorporated by reference to Registrant’s Initial Registration Statement on Form N-1A, SEC File No. 811-21638.

(a) (2) Declaration of Trust is incorporated by reference to Registrant’s Initial Registration Statement on Form N-1A, SEC File No. 811-21638.

(a) (3) Schedule A to the Declaration of Trust. Incorporated herein by reference to Amendment No. 12 to Registrant’s Registration Statement filed on June 26, 2009.

(b) (1) By-Laws of JPMorgan Institutional Trust, as amended and restated June 20, 2007, is incorporated by reference to Amendment No. 8 to Registrant’s Registration Statement filed on January 18, 2008.

(b) (2) Amendment to By-Laws of JPMorgan Institutional Trust effective August 20, 2009. Incorporated herein by reference to Amendment No. 13 to Registrant’s Registration Statement filed on October 2, 2009.

(c) None.

(d) (1) Investment Advisory Agreement between the Registrant and J.P. Morgan Investment Management Inc. is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(d) (2) Schedule A to the Investment Advisory Agreement (amended as of June 26, 2009). Incorporated herein by reference to Amendment No. 13 to Registrant’s Registration Statement filed on October 2, 2009.

(e) Not applicable.

(f) Not applicable.

(g) (1) Global Custody and Fund Accounting Agreement with JPMorgan Chase Bank is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(g) (l) (a) Amendment to Global Custody and Fund Accounting Agreement, including Schedules C and D, dated September 1, 2007, is incorporated by reference to Amendment No. 8 to Registrant’s Registration Statement filed on January 18, 2008.

(g) (1) (b) Amendment to Global Custody and Fund Accounting Agreement, including Schedules A and C, dated April 21, 2008. Incorporated herein by reference to Amendment No. 10 to the Registrant’s Registration Statement filed on June 27, 2008.

(g) (1) (c) Amended Schedule A to the Global Custody & Fund Accounting Agreement (amended as of June 27, 2009). Incorporated herein by reference to Amendment 13 to Registrant’s Registration Statement filed on October 2, 2009.

(g) (1) (d) Form of Amendment to Global Custody and Fund Accounting, including Schedules B & C, dated September 1, 2009. Filed herein.

(h) (1) Transfer Agency Agreement between the Trust and Boston Financial Data Services, Inc. (“BFDS”) dated September 1, 2009. Filed herewith.

(h) (2) (a) Form of Administration Agreement between the Registrant and JPMorgan Funds Management, Inc. (formerly known as One Group Administrative Services, Inc.) is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(h) (2) (b) Schedule A to the Administration Agreement (amended as of June 26, 2009). Incorporated herein by reference to Amendment No. 13 to Registrant’s Registration Statement filed on October 2, 2009.

(h) (3) Placement Agency Agreement between the Registrant and J.P. Morgan Institutional Investments Inc. is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(h) (4) Placement Agency Agreement between the Registrant and J.P. Morgan Institutional Investments Inc., dated May 25, 2005, is incorporated by reference to Amendment No. 8 to Registrant’s Registration Statement filed on June 26, 2006.

(h) (5) Securities Lending Agreement between Registrant and JPMorgan Chase Bank, NA is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(h) (5) (1) Amendment to Securities Lending Agreement dated July 1, 2008. Incorporated herein by reference to Amendment No. 11 to the Registrant's Registration Statement filed on May 22, 2009.

(i) Not applicable.

(j) Not applicable.

(k) Not applicable.

(l) Not applicable.

(h) (6) Form of Fee Waiver Agreement, dated July 1, 2009. Incorporated herein by reference to Amendment No. 12 to Registrant’s Registration Statement filed on June 26, 2009.

(m) Not applicable.

(n) Not applicable.

(o) Reserved.

(p) Codes of Ethics.

(1) Fund Code of Ethics, effective February 1, 2005 (revised May 20, 2006). Incorporated herein by reference to Amendment No. 12 to Registrant’s Registration Statement filed on June 26, 2009.

(2) Code of Ethics of Adviser. (Effective February 1, 2005, Revised November 18, 2008). Incorporated herein by reference to Amendment No. 12 to Registrant’s Registration Statement filed on June 26, 2009.

(99) (a) Powers of Attorney for the Trustees. Incorporated herein by reference to Amendment No. 11 to the Registrant's Registration Statement filed on May 22, 2009.

(99) (b) Power of Attorney for George C.W. Gatch. Incorporated herein by reference to Amendment No. 10 to the Registrant’s Registration Statement filed on June 27, 2008.

(99) (c) Power of Attorney for Patricia A. Maleski. Incorporated herein by reference to Amendment No. 10 to the Registrant’s Registration Statement filed on June 27, 2008.

Item 24. Persons Controlled by or Under Common Control with the Registrant

The Registrant is not directly or indirectly controlled by or under common control with any person other than the Trustees. It does not have any subsidiaries.

Item 25. Indemnification

Article VII, Section 3 of the Trust’s Declaration of Trust provides that, subject to the exceptions and limitations contained in the Trust’s By-Laws: (a) every person who is, has been, or becomes a Trustee or officer of the Trust (hereinafter referred to as a “Covered Person”) shall be indemnified by the Trust to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Trustee or officer of the Trust and against amounts paid or incurred by him in the settlement thereof; and (ii) expenses in connection with the defense of any proceeding of the character described in clause (i) above shall be advanced by the Trust to the Covered Person from time to time prior to final disposition of such proceeding to the fullest extent permitted by law.

Article VII, Section 2 of the Trust’s By-Laws provides that subject to the exceptions and limitations contained in Article VII, Section 4 of the By-Laws the Trust shall indemnify its Covered Persons to the fullest extent consistent with state law and the Investment Company Act of 1940, as amended (“1940 Act”). Without limitation of the foregoing, the Trust shall indemnify each person who was or is a party or is threatened to be made a party to any proceedings, by reason of alleged acts or omissions within the scope of his or her service as a Trustee or officer of the Trust, against judgments, fines, penalties, settlements and reasonable expenses (including attorneys’ fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. Subject to the exceptions and limitations contained in Section 4 of Article VII of the By-Laws, the Trust may, to the fullest extent consistent with law, indemnify each person who is serving or has served at the request of the Trust as a director, officer, partner, trustee, employee, agent or fiduciary of another domestic or foreign corporation, partnership, joint venture, trust, other enterprise or employee benefit plan (“Other Position”) and who was or is a party or is threatened to be made a party to any proceeding by reason of alleged acts or omissions while acting within the scope of his or her service in such Other Position, against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. The indemnification and other rights provided by Article VII of the By-Laws shall continue as to a person who has ceased to be a Trustee or officer of the Trust.

Article VII, Section 4 of the Trust’s By-Laws provides that: (a) the Trust shall not indemnify a Covered Person or agent who shall have been adjudicated by a court or body before which the proceeding was brought (i) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office (collectively, “disabling conduct”) or (ii) not to have acted in good faith in the reasonable belief that his action was in or not opposed to the best interest of the Trust; and (b) the Trust shall not indemnify a Covered Person or agent unless the court or other body before which the proceeding was brought determines that such Trustee, officer or agent did not engage in disabling conduct or, with respect to any proceeding disposed of (whether by settlement, pursuant to a consent decree or otherwise) without an adjudication by the court or other body before which the proceeding was brought, there has been a dismissal of the proceeding by the court or other body before which it was brought for insufficiency of evidence of any disabling conduct with which such a Covered Person or agent has been charged and a determination that such Trustee, officer or agent did not engage in disabling conduct by at least a majority of those Trustees who are neither interested persons of the Trust (as that term is defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding based upon a review of readily available facts (as opposed to a full trial-type inquiry).

Item 26. Business and Other Connections of the Investment Adviser

See “Management of the Trust” in Part B. Information as to the directors and officers of the Adviser is included in its Form ADV filed with the SEC and is incorporated herein by reference.

Item 27. Principal Underwriter

Not applicable.

Item 28. Location of Accounts and Records

All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained in the physical possession of: JPMorgan Funds Management, Inc. (named One Group Administrative Services, Inc. through February 15, 2005), the Registrant’s administrator, at 1111 Polaris Parkway, Columbus, Ohio 43240; JPMorgan Chase Bank, the Registrant’s custodian at 270 Park Avenue, New York, NY 10017; J.P. Morgan Investment Management Inc., the Registrant’s investment adviser, at 245 Park Avenue, New York, NY 10167; Boston Financial Data Services, Inc., the Registrant’s transfer agent, at 2 Heritage Drive, North Quincy, Massachusetts 02171.

Item 29. Management Services

None.

Item 30. Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus on the 10th day of November, 2009.

JPMorgan Institutional Trust

By:	/s/ George C. W. Gatch*
George C. W. Gatch
President

This amendment to the Registration Statement of the Registrant has been signed below by the following persons in the capacities indicated on November 10, 2009.

Fergus Reid, III*	Marilyn McCoy*
Fergus Reid, III Trustee and Chairman	Marilyn McCoy Trustee

William J. Armstrong*	William G. Morton*
William J. Armstrong Trustee	William G. Morton Trustee

John F. Finn*	Robert A. Oden, Jr.*
John F. Finn Trustee	Robert A. Oden, Jr. Trustee

Matthew Goldstein*	Frederick W. Ruebeck*
Matthew Goldstein Trustee	Frederick W. Ruebeck. Trustee

Robert J. Higgins*	James J. Schonbachler*
Robert J. Higgins Trustee	James J. Schonbachler Trustee

Frankie D. Hughes*	Leonard M. Spalding, Jr*
Frankie D. Hughes Trustee	Leonard M. Spalding, Jr. Trustee

Peter C. Marshall*	By George C. W. Gatch*
Peter C. Marshall Trustee	George C. W. Gatch President

By Patricia A. Maleski*
Patricia A. Maleski Treasurer and Principal Financial Officer

*By /s/ Jessica K. Ditullio
Jessica K. Ditullio Attorney-in-fact

Exhibit Index

(g)(1)(d)

Form of Amendment to Global Custody and Fund Accounting Agreement, including Schedules B and C, dated
September 1, 2009.

(h)(1)

Transfer Agency Agreement between the Registrant and Boston Data Services, Inc. dated September 1, 2009